Exhibit 5.1

August 28, 2014

The PNC Financial Services Group, Inc.

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Re:	The PNC Financial Services Group, Inc.
Registration Statement on Form S-8 Relating to The PNC Financial
Services Group, Inc. and Affiliates Deferred Compensation and Incentive Plan

Ladies and Gentlemen:

This opinion is being submitted in connection with a Registration Statement on Form S-8 (“Registration Statement”) of The PNC Financial Services Group, Inc. (“PNC”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), related to the registration of $60,000,000 of deferred compensation obligations (“Deferred Compensation Obligations”) offered pursuant to The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation and Incentive Plan, as amended (the “Deferred Compensation Plan”).

In my capacity as Senior Counsel and Corporate Secretary of PNC, I have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined: (i) PNC’s Articles of Incorporation and By-laws, each as amended to date; (ii) the Registration Statement; (iii) the Deferred Compensation Plan; and (iv) such other documents, records, and other instruments as I have deemed appropriate for the purposes of the opinion set forth herein.

In making such examination and rendering the opinions set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; (iii) the conformity to originals of all documents submitted to me as certified, telecopied or reproduced copies and the authenticity of the originals of such documents; (iv) the accuracy, completeness and authenticity of certificates or letters of public officials; and (v) the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company), where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

I am a member of the Bar of the Commonwealth of Pennsylvania and I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the Commonwealth of Pennsylvania.

Based on and subject to the foregoing, I am of the opinion that the Deferred Compensation Obligations, when issued by PNC in the manner provided pursuant to the Deferred Compensation Plan, will be valid and binding obligations of PNC, enforceable against PNC in accordance with the terms of the Deferred Compensation Plan, subject to the qualification that the enforceability of obligations of PNC thereunder may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting rights and remedies of creditors generally, and by general principles of equity.

I hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Christi Davis

Christi Davis

Senior Counsel and Corporate Secretary

The PNC Financial Services Group, Inc.